Exhibit 10.1

Coupa Software Incorporated 2016 Equity Incentive Plan Notice of PSU Award (Executive Form without Payout Share Cap)

You have been granted the number of performance-based restricted stock units (“PSUs”) indicated below, each representing the right to receive one share of common stock of Coupa Software Incorporated (the “Company”) on the following terms:

General Award Details:

Name of Recipient:	«Name»
Target Number of PSUs Granted:	«TargetPSUs»
Maximum Number of PSUs Granted:	«MaximumPSUs»
Date of Grant:	«DateGrant»
End Date:	«EndDate»

Vesting Schedule:

Vesting is dependent upon achievment of both the performance-based vesting condition and service-based vesting condition set forth on Exhibit A, both of which must be satisfied in order for any of the PSUs to vest. A PSU will be considered vested only after both the performance-based vesting condition and the service-based vesting condition applicable to the PSU have been satisfied.

The Target Number of PSUs set forth above reflects target achievement of the performance-based vesting condition. The actual number of PSUs that could become eligible to vest will range from zero (0) to the Maximum Number of PSUs set forth above, as determined based on the Company’s performance against the performance goals set forth on Exhibit A.

Acknowledgements:

You and the Company agree that these PSUs are granted under and governed by the terms and conditions of the Company’s 2016 Equity Incentive Plan (the “Plan”) and the Performance-Based Restricted Stock Unit Agreement, both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

The Company may, in its sole discretion, decide to deliver any documents related to PSUs awarded under the Plan, future PSUs that may be awarded under the Plan and all documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

EXHIBIT A

Performance-Based Vesting Condition

The performance-based vesting condition will be satisfied based on the relative change of the per share price of the common stock of the Company vs. the Nasdaq Composite Index for the period beginning on the Date of Grant and ending on the End Date (such period, the “Performance Period”), as indicated below.

At the end of the Performance Period, the Company will calculate the number of PSUs for which the performance-based vesting condition has been satisfied by multiplying the Payout Percentage, determined as set forth below, by the Target Number of PSUs, rounded down to the nearest whole PSU. To the extent that the performance-based vesting condition has not been satisfied with respect to any of the PSUs as of the end of the Performance Period, such PSUs will be immediately forfeited for no consideration.

Payout Percentage

	Relative Growth	Payout Percentage
Maximum	50% (or Greater than 50%)	200%
Target	0%	100%
Threshold	-50% (or Less than -50%)	0%

Service-Based Vesting Condition

The service-based vesting condition will be satisfied if you remain in continuous service as an Employee (“Service”) from the Date of Grant until the End Date. In addition, the service-based vesting condition may become satisfied on an accelerated basis if you are subject to an Involuntary Termination involving a Change in Control, as provided in your Severance and Change in Control Agreement with the Company (your “CIC Agreement”).

Change in Control; Adjustments

In the event the Company is subject to a Change in Control before the End Date, the performance-based vesting condition and the Payout Percentage will be determined utilizing the table above, but with relative performance based on the CIC Relative Growth (as defined below) instead of the Relative Growth. To the extent that the performance-based vesting condition has not been satisfied with respect to any of the PSUs upon the closing of the Change in Control, such PSUs will be immediately forfeited for no consideration. In addition, if your PSUs become eligible for vesting acceleration pursuant to your CIC Agreement, the number of PSUs for which the performance-based vesting condition has been satisfied as of closing the Change in Control will be eligible to vest, notwithstanding anything to the contrary in your CIC Agreement. For the sake of clarity, in the event of a Change in Control, the performance-based vesting condition and the Payout Percentage will only be determined by utilizing the table above upon the closing of the Change in Control (and based on the CIC Relative Growth) and such determination could result in a Payout Percentage less than 100%, notwithstanding anything to the contrary in your CIC Agreement, including any provision providing or purporting to provide a minimum or threshold level of achievement, vesting or payout if you were to become subject to an Involuntary Termination involving a Change in Control.

EXHIBIT A

In the event of a stock split, stock dividend or similar event occurring during the Performance Period, the stock prices used to calculate Relative Growth or CIC Relative Growth, as applicable, will be equitably adjusted.

Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

The following definitions are used with respect to the definition of Relative Growth:

“Beginning Price” means the average closing price of a share of common stock of the Company on NASDAQ during the 30 trading days beginning on the Date of Grant.

“Dividends” means the aggregate cash dividends paid on each share of common stock of the Company during the Performance Period.

“Ending Price” means the average closing price of a share of common stock of the Company on NASDAQ during the 30 trading days ending on the End Date.

“NASDAQ Initial Price” means the average closing price of the NASDAQ Composite Index during the 30 trading days beginning on the Date of Grant.

“NASDAQ Final Price” means the average closing price of the NASDAQ Composite Index during the 30 trading days ending on the End Date.

“NASDAQ Return” means the quotient of (i) (the NASDAQ Final Price minus the NASDAQ Initial Price), divided by (ii) NASDAQ Initial Price.”

“Relative Growth” means the difference of (i) the TSR, minus (ii) the NASDAQ Return.

“Total Shareholder Return” or “TSR” means the quotient of (i) (the Ending Price minus the Beginning Price) plus Dividends, divided by (ii) the Beginning Price.

The following definitions are used with respect to the definition of CIC Relative Growth:

“Beginning Price” means the average closing price of a share of common stock of the Company on NASDAQ during the 30 trading days beginning on the Date of Grant.

“CIC Dividends” means the aggregate cash dividends paid on each share of common stock of the Company during the period commencing on the Date of Grant and ending on the last trading day prior to the Change in Control.

“CIC Ending Price” means the closing price of a share of common stock of the Company on NASDAQ the last trading day prior to the closing of the Change in Control.

“CIC NASDAQ Final Price” means the closing price of the NASDAQ Composite Index on the last trading day prior to the closing of the Change in Control.

“CIC NASDAQ Return” means the quotient of (i) (the CIC NASDAQ Final Price minus the NASDAQ Initial Price), divided by (ii) NASDAQ Initial Price.”

“CIC Relative Growth” means the difference of (i) the CIC TSR, minus (ii) the CIC NASDAQ Return.

“CIC TSR” means the quotient of (i) (the CIC Ending Price minus the Beginning Price) plus CIC Dividends, divided by (ii) the Beginning Price.

“Involuntary Termination” shall have the meaning ascribed to such term in your CIC Agreement.

“NASDAQ Initial Price” means the average closing price of the NASDAQ Composite Index during the 30 trading days beginning on the Date of Grant.

Coupa Software Incorporated 2016 Equity Incentive Plan
PSU Agreement (Executive Form without Payout Share Cap)

Grant of PSUs	Subject to all of the terms and conditions set forth in the Notice of Performance-Based Restricted Stock Unit Award (the “Grant Notice”), this Performance-Based Restricted Stock Unit Agreement (the “Agreement”) and the Plan, the Company has granted to you the PSUs described in the Grant Notice.
All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

Nature of PSUs	Your PSUs are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of common stock on a future date. As a holder of PSUs, you have no rights other than the rights of a general creditor of the Company.

Payment for PSUs	No payment is required for the PSUs that you are receiving.
Vesting	The PSUs vest in accordance with the vesting schedule set forth in the Grant Notice. No additional PSUs will vest after your Service has terminated for any reason, unless you are, or become, eligible for vesting acceleration pursuant to your CIC Agreement.

The Company determines when your Service terminates for all purposes of your PSUs.

Forfeiture	If your Service terminates for any reason, then your PSUs will be forfeited to the extent that they have not vested before the termination date and are no longer eligible to vest upon or following the termination of your Service. This means that any PSUs that have not vested and are no longer eligible to vest upon or following the termination of your Service under this Agreement (when read in connection with your CIC Agreement) will be cancelled immediately. You receive no payment for PSUs that are forfeited.

In addition, even if your Service has not terminated, to the extent the performance-based vesting condition applicable to any of your PSUs has not been achieved on the End Date (or, if earlier, upon the closing of a Change in Control), the corresponding PSUs will be immediately forfeited for no consideration.

Leaves of Absence and Part-Time Work
For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on an unpaid leave of absence that lasts more than thirty days, then, to the extent permitted by applicable law, the vesting schedule specified in the Grant Notice will be suspended on the thirty-first day of such unpaid leave, and this award will not vest with respect to any additional PSUs during the remainder of such leave. Vesting will resume when you return to active Service. If you go on a paid leave of absence, the vesting schedule specified in the Grant Notice may be suspended and/or adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement of PSUs	Each PSU will be settled when it vests (unless you and the Company have agreed in writing to a later settlement date pursuant to procedures the Company may prescribe at its discretion).

At the time of settlement, you will receive one share of the Company’s common stock for each vested PSU. No fractional shares will be issued upon settlement.

Section 409A	Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these performance-based restricted stock units is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception.

Notwithstanding the foregoing, if it is determined that settlement of these PSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any PSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death.

Each installment of PSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

No Voting Rights or Dividends	Your PSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your PSUs are settled by issuing shares of the Company’s common stock.

PSUs Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any PSUs. For instance, you may not use your PSUs as security for a loan.
Beneficiary Designation	You may dispose of your PSUs in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested PSUs that you hold at the time of your death.

Withholding Taxes
Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company and/or the Employer. You further acknowledge that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant or vesting of the PSUs, the issuance of shares upon vesting of the PSUs, the subsequent sale of shares acquired pursuant to such vesting and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the PSUs or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

No shares will be distributed to you unless you have made arrangements satisfactory to the Company and/or the Employer for the payment of any Tax-Related Items that the Company and/or the Employer determine must be withheld. In this regard, you authorize the Company, at its sole discretion, to satisfy your Tax-Related Items by one or a combination of the following

•Withholding the amount of any Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer.

•Instructing a brokerage firm selected by the Company for this purpose to sell on your behalf a number of whole shares of Company stock to be issued to you when the PSUs are settled that the Company determines are appropriate to generate cash proceeds sufficient to satisfy the Tax-Related Items. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.

•Withholding shares of Company stock that would otherwise be issued to you when the PSUs are settled equal in value to the Tax-Related Items. The fair market value of the withheld shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax-Related Items.

•Any other means approved by the Company.

You agree to pay to the Company in cash any amount of Tax-Related Items that the Company does not elect to satisfy by the means described above. To the extent you fail to make satisfactory arrangements for the payment of any required withholding taxes, you will permanently forfeit the applicable PSUs.

Restrictions on Issuance	The Company will not issue any shares to you if the issuance of shares at that time would violate any law or regulation.
Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Service Acknowledgements
In accepting the PSUs, you acknowledge and agree that:

(a) Any notice period mandated under applicable law shall not be treated as Service for the purpose of determining the vesting of the PSUs after termination of Service, if any, will be measured by the date of termination of your active Service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of the Plan, your employer, in its sole discretion, shall determine whether your Service has terminated and the effective date of such termination.

(b) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(c) The grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of the PSUs, or benefits in lieu of the PSUs, even if the PSUs have been granted repeatedly in the past.

(d) All decisions with respect to future PSUs grants, if any, will be at the sole discretion of the Company.

(e) Your participation in the Plan shall not create a right to further Service with the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you) and shall not interfere with the ability of with the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you) to terminate your Service or employment at any time with or without cause, subject to applicable law.

(f) You are voluntarily participating in the Plan.

(g) The PSUs are an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to the Company or, if applicable, a Parent, Subsidiary or Affiliate, and which is outside the scope of your employment contract, if any.

(h) The PSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(i) The PSUs, the shares and the value and income of same are not part of normal or expected compensation or salary for any purpose.

(j) In the event that you are not an employee of the Company (or, if applicable, a Parent, Subsidiary or Affiliate), the PSUs grant will not be interpreted to form an employment contract or relationship with the Company (or, if applicable, a Parent, Subsidiary or Affiliate).

(k) The future value of the underlying shares is unknown and cannot be predicted with certainty. The value of the shares may increase or decrease.

(l) No claim or entitlement to compensation or damages will arise from forfeiture of the PSUs resulting from your termination of Service (for any reason whatsoever and whether or not in breach of applicable laws), and in consideration of the grant of the PSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Parent, Subsidiary or Affiliate, waive your ability, if any, to bring any such claim against the Company, or any Parent, Subsidiary or Affiliate, and release the Company and any Parents, Subsidiaries and Affiliates from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of such claims.

(m) None of the Company or any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between any local currency and the United States Dollar that may affect the value of the PSUs, any amounts due to you pursuant to the vesting of the PSUs or the subsequent sale of any shares acquired upon vesting.

Data Privacy Consent	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to a Parent, Subsidiary or Affiliate and/or any third parties assisting the Company in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different including less stringent data privacy laws and protections than your country. You understand that, if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. If you are residing in the EU/EEA, you hereby consent to the transfer of your Data to such recipients located outside the EU/EEA where the level of data protection is less stringent than in the EU/EEA. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares acquired upon the vesting of the PSUs. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside in certain jurisdictions outside the United States, to the extent required by applicable law, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan, but will have no other detrimental consequences to you. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the your local human resources representative.

No Retention Rights	Your award or this Agreement does not give you the right to be retained by the Company, a Parent, Subsidiary, or an Affiliate in any capacity. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your PSUs will be adjusted pursuant to the Plan.
Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then your PSUs will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your PSUs from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement (including, if applicable, the Appendix for Non-U.S. Participants), your CIC Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS PSU AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.